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Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY 10036
                          OFFER TO PURCHASE FOR CASH
                    All Outstanding Shares of Common Stock
          (Including the Associated Preferred Stock Purchase Rights)
                                      of
                              DAMES & MOORE GROUP
                                      at
                             $16.00 Net Per Share
                                      by
                        DEMETER ACQUISITION CORPORATION
                         a wholly owned subsidiary of

                                URS CORPORATION

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
      CITY TIME, ON TUESDAY, JUNE 8, 1999, UNLESS THE OFFER IS EXTENDED.


                                                                   May 11, 1999

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

  We have been appointed by Demeter Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of URS Corporation, a Delaware corporation ("Parent"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of common stock, par value $0.01 per share (together with the associated preferred stock purchase rights, the "Shares"), of Dames & Moore Group, a Delaware corporation (the "Company"), at a price of $16.00 per Share, net to the seller in cash (subject to applicable withholding of taxes), without interest, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase, dated May 11, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. The Offer is made in connection with the Agreement and Plan of Merger, dated as of May 5, 1999 (the "Merger Agreement"), among Parent, the Purchaser and the Company.

  Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

  The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn on or prior to the Expiration Date (as hereinafter defined) at least a majority of the Shares then outstanding on a fully diluted basis. The Offer is also subject to the satisfaction of customary closing conditions, including (i) the expiration or termination of any applicable waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (ii) conditions to the financing commitments obtained by Parent. See the Introduction and Sections 9 and 14 of the Offer to Purchase. The Board of Directors of the Company has approved and found advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (as defined in the Offer to Purchase), and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company and recommends that stockholders accept the Offer and tender all their Shares pursuant to the Offer.

  Enclosed for your information and forwarding to your clients are copies of the following documents:

    1. Offer to Purchase, dated May 11, 1999;

    2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares. Facsimile copies of the Letter of Transmittal may be used to tender Shares;
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    3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates evidencing Shares ("Share Certificates") and all other required documents are not immediately available or cannot be delivered to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") by the Expiration Date or if, in the case of book-entry delivery of Shares, the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase cannot be completed by the Expiration Date;

    4. Letter to Stockholders of the Company from Arthur C. Darrow, Chairman, Chief Executive Officer and President of the Company, accompanied by the Company's Solicitation/Recommendation Statement on
       Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

    5. A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such client's instructions with regard to the Offer; and

    6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JUNE 8, 1999, UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE").

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share Certificates (or, in the case of book-entry delivery of Shares, a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depositary Trust Company), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares and
(iii) and any other documents required by the Letter of Transmittal.

  If holders of Shares wish to tender Shares, but cannot deliver their Share Certificates or other required documents, or cannot comply with the procedures for book-entry transfer, on or prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures described in Section 3 of the Offer to Purchase.

  Neither the Purchaser nor Parent will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, the Purchaser will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer or other similar taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained by contacting, Morgan Stanley & Co. Incorporated, the Dealer Manager, or D.F. King & Co., Inc., the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                       Very truly yours,

                                       MORGAN STANLEY DEAN WITTER

  Nothing contained herein or in the enclosed documents shall authorize you or any other person to act on behalf of or as the agent of Parent, the Purchaser, the Company, the Dealer Manager, the Information Agent or the Depositary, or of any affiliate of any of them, or authorize you or any other person to use any document or to make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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